Exhibit 10.3

DESTINATION MATERNITY CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made by and between Destination Maternity Corporation, a Delaware corporation, (the “Company”) and David Stern (the “Grantee”).

WHEREAS, in order to induce the Grantee to accept employment with the Company and to further align the Grantee’s financial interests with those of the Company’s other stockholders, the Board has approved this Award of shares of common stock of the Company effective August 1, 2016 (the “Effective Date”), subject to the restrictions and on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1. Award of Restricted Shares.

(a) The Company hereby awards the Grantee 15,569 Shares of Restricted Stock (the “Restricted Shares”).

(b) The Company maintains the Amended and Restated Destination Maternity Corporation 2005 Equity Incentive Plan (the “Plan”), which provides the general terms and conditions for equity incentive awards to the Company’s employees, directors, consultants, and other individuals who provide services to the Company. This Award of Restricted Shares is not made pursuant to the Plan, but rather is intended to constitute a non-plan based “inducement grant,” as described in Nasdaq Listing Rule 5635(c)(4). Nonetheless, the terms and provisions of the Plan relating to restricted stock (including, without limitation, Sections 3(c) and 3(d) of the Plan) are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if the Restricted Shares were awarded pursuant to the Plan. Except as otherwise provided herein, capitalized terms herein will have the same meaning as defined in the Plan.

2. Vesting of Restricted Shares. The Restricted Shares are subject to forfeiture to the Company until they become vested in accordance with this Section 2. While subject to forfeiture, the Restricted Shares may not be sold, pledged, assigned, otherwise encumbered or transferred in any manner, whether voluntarily or involuntarily by the operation of law.

(a) Vesting. The Restricted Shares will become nonforfeitable as follows, provided in each case that the Grantee remains in continuous service with the Company through the applicable vesting date or event:

i. the Restricted Shares will become nonforfeitable with respect to 25% of the total Shares subject hereto on each of the first, second, third and fourth anniversaries of the Effective Date; and

ii. to the extent not otherwise nonforfeitable, all of the Restricted Shares will become nonforfeitable immediately prior to and contingent upon the occurrence of a Change in Control.

For purposes of this Award Agreement, service with an Affiliate of the Company will be deemed to constitute service with the Company, for so long as such entity remains an Affiliate of the Company.

(b) Unvested Shares Forfeited Upon Cessation of Service. Upon any cessation of the Grantee’s service with the Company (whether initiated by the Company, Grantee or otherwise): (i) any Restricted Shares that are not then nonforfeitable will immediately and automatically, without any action on the part of the Company, be forfeited, and (ii) the Grantee will have no further rights with respect to those shares.

3. Issuance of Shares.

(a) The Company will cause the Restricted Shares to be issued in the Grantee’s name either by book-entry registration or issuance of a stock certificate or certificates.

(b) While the Restricted Shares remain forfeitable, the Company will cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Restricted Shares. As soon as practicable following the time any Restricted Share becomes nonforfeitable (and provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such Share), the Company will cause that stop-transfer order to be removed. The Company may also condition delivery of certificates for Restricted Shares upon receipt from the Grantee of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.

(c) If any certificate is issued in respect of Restricted Shares, that certificate will be legended as described in Section 8(b) of the Plan and held in escrow by the Company’s secretary or his or her designee. In addition, the Grantee may be required to execute and deliver to the Company a stock power with respect to those Restricted Shares. At such time as those Restricted Shares become nonforfeitable, the Company will cause a new certificate to be issued without that portion of the legend referencing the previously applicable forfeiture conditions and will cause that new certificate to be delivered to the Grantee (again, provided that appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such Shares).

4. Substitute Property. If, while any of the Restricted Shares remain subject to forfeiture, there occurs a merger, reclassification, recapitalization, stock split, stock dividend or other similar event or transaction resulting in new, substituted or additional securities being issued or delivered to the Grantee by reason of the Grantee’s ownership of the Restricted Shares, such securities will constitute “Restricted Shares” for all purposes of this Agreement and any certificate issued to evidence such securities will immediately be deposited with the secretary of the Company (or his or her designee) and subject to the escrow described in Section 3(c), above.

5. Rights of Grantee During Restricted Period. The Grantee will have the right to vote the Restricted Shares and to receive dividends and distributions with respect to the Restricted Shares; provided, however, that any cash dividends or distributions paid in respect of the Restricted Shares while those Shares remain subject to forfeiture will be delivered to the Grantee only if and when the Restricted Shares giving rise to such dividends or distributions become nonforfeitable.

6. Securities Laws. The Board may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure that the Restricted Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

7. Tax Consequences. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant of or the lapse of forfeiture restrictions on the Restricted Shares. The Grantee has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

8. The Plan. Although this Award of Restricted Shares is not granted under the Plan, the terms of the Plan have been incorporated herein by reference. Accordingly, the Grantee agrees to be bound by all of the terms and conditions of the Plan. These Restricted Shares will be administered by the Board or its designated Committee, who will have the same authority with respect to these Restricted Shares, as described in Section 2 of the Plan. A copy of the Plan is available for inspection during business hours by the Grantee at the Company’s principal office. All questions regarding the interpretation of the terms of these Restricted Shares, including all questions regarding the application and interpretation of Plan provisions incorporated herein, will be determined by the Board or its designated Committee, whose determination will be final, binding and conclusive.

9. Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

10. Tax Withholding. To the extent permitted by the Plan as then in effect and except as would otherwise violate the terms of any financing agreement to which the Company is then a party, the tax withholding obligations arising in connection with this Award may be satisfied in nonforfeitable Shares subject to this Award based on the Fair Market Value of those Shares.

11. Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

12. Amendment. Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

13. Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Grantee have each executed this Restricted Stock Award Agreement on the respective date below indicated.

DESTINATION MATERNITY CORPORATION

By:	/s/ Anthony M. Romano
Name:	Anthony M. Romano
Title:	Chief Executive Officer & President

Date:	August 1, 2016

GRANTEE

/s/ David Stern
Signature

August 1, 2016
Date